Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, March 21, 2014 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.101635 per unit, payable on April 14, 2014, to unitholders of record on March 31, 2014. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.101635 per unit from $0.110623 per unit last quarter. Royalties received this quarter as compared to the last quarter decreased due to decreased natural gas production and a decrease in oil prices, which were partially offset by an increase in oil production and a slight increase in natural gas prices.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Tideland’s 2013 tax information is now available and can be accessed on Tidelands’ website.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 1.800.985.0794